Exhibit 99.1

MEDIA CONTACT:

Marci G. Maule

Public Relations Director

Coinstar, Inc.

(425) 943-8277

mmaule@coinstar.com

FOR IMMEDIATE RELEASE

COINSTAR NAMES RETAIL INDUSTRY VETERAN,

R. MICHAEL ROULEAU, TO BOARD OF DIRECTORS

BELLEVUE, Wash. — Jan. 11, 2007 — Coinstar, Inc. (NASDAQ: CSTR) today announced that its Board of Directors has appointed retail industry veteran, R. Michael Rouleau, as a new independent director. This appointment fills a vacant seat on Coinstar’s Board, bringing the number to seven directors, six of whom are independent. Rouleau is also expected to be named a member of the Nominating and Governance Committee of Coinstar’s Board of Directors.

“Michael joins Coinstar’s Board with over four decades of retail and merchandising experience and a proven record of value creation at each company he has led,” said Dave Cole, Chief Executive Officer of Coinstar, Inc. “We are delighted to add another independent voice to the Board who also has a deep understanding of the challenges and opportunities in the current retail environment. I am confident that Michael’s knowledge and insight into the retail channel will help support the continued execution of Coinstar’s 4th Wall strategic plan.”

Rouleau most recently served as President and Chief Executive Officer of Michaels Stores, Inc. During his 10 years of leadership, Michaels Stores became the nation’s leading arts and crafts retailer and one of the best-performing retailers in North America, growing its market capitalization from $310 million in 1996 to approximately $4.5 billion in 2006 before it was sold to affiliates of Bain Capital Partners LLC and The Blackstone Group for $6 billion.

Prior to joining Michaels Stores in 1996, Rouleau served as Executive Vice President of Store Operations for Lowe’s Companies, Inc. where he participated in the Company’s transformation into a “big box” retailer. During his tenure, Lowe’s revenues grew from an annual rate of $3.6 billion in fiscal year 1992 to over $7.1 billion in fiscal year 1995, and market capitalization increased by approximately $5 billion.

He spent over 20 years with Dayton Hudson Corporation, where he was one of the original 23 employees that participated in the start-up of its Target Stores Division and later became Executive Vice President of Merchandising and Logistics.

Rouleau’s experience also includes co-founding Office Warehouse, where he served as president for several years; the company subsequently merged with OfficeMax.

“Coinstar’s solid leadership team and outstanding set of complementary businesses provide a strong foundation for growth,” said Rouleau. “I am looking forward to serving on the Coinstar Board and to working with my fellow directors and the executive management team to further develop Coinstar’s retail offering and deliver superior returns to shareholders.”

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a multi-national company offering a range of 4th Wall™ solutions for the retailers’ front of store consisting of self-service coin counting, electronic payment solutions, money transfer, entertainment services and self-service DVD rental. The company’s products and services can be found at more than 60,000 retail locations including supermarkets, drug stores, mass merchants, convenience stores, and financial institutions. For more information, visit www.coinstar.com.

# # #